EXHIBIT 99.1

Protection One Announces Second Quarter 2008 Results

                       Retail Attrition Improves
                   Wholesale Additions Increase 25%

  Conference Call Scheduled for 10 a.m. Eastern Time Today to Review
                                Results

LAWRENCE, Kan., Aug. 8, 2008 (PRIME NEWSWIRE) -- Protection One, Inc. (Nasdaq:PONE), one of the leading providers of security monitoring services in the United States, today reported financial results for the second quarter ended June 30, 2008. All comparisons below are to the quarter ended June 30, 2007 unless otherwise indicated.

Richard Ginsburg, Protection One's president and chief executive officer, commented, "In a period of economic uncertainty, I am pleased to report that our Retail segment lowered attrition while increasing RMR additions from a combination of new sales and price increases. In addition, our Wholesale segment generated exceptional growth in additions from its key dealer customers. With the assimilation of IASG largely complete, we continue to work on process changes to improve profitability of our monitoring and service operations across all segments."

Consolidated second quarter revenue declined less than 1% to $92.4 million. Consolidated RMR increased to $26.9 million as of June 30, 2008 from $26.8 million as of June 30, 2007. The Company's net loss for the quarter ended June 30, 2008 increased to $(9.1) million, or $(0.36) per share, from $(8.1) million, or $(0.32) per share in 2007 and adjusted EBITDA declined to $27.2 million from $29.5 million. This decrease was in part due to our significant planned investments in new marketing initiatives and higher service and legal expenses, offset by $2.3 million of G&A efficiencies.

Adjusted EBITDA, Recurring Monthly Revenue ("RMR") and Net Debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules. For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results

Retail

The Company's Retail segment directly sells, installs, monitors and maintains electronic security and life safety systems for residential and commercial customers. As of June 30, 2008, the Company served approximately 590,000 retail customers, generating approximately $20.6 million RMR.

Total Retail segment revenue in the second quarter of 2008 decreased 1.2% to $72.9 million, driven by a decrease in monitoring and service revenue due to high attrition over the last 12 months on the acquired IASG base. Attrition on the IASG base has improved since peaking in the fourth quarter of 2007.

The Retail segment's operating income declined by $0.2 million to $1.8 million. The impact of lower gross margins and anticipated increases in selling expenses was mitigated by economies realized in G&A expenses and the absence of merger-related severance.

Retail RMR decreased by $89,000 or 0.4%, from the year ago period. The Retail segment added approximately $0.6 million Retail RMR in the second quarter consistent with the second quarter of 2007. Outside the Southeast, Protection One increased residential additions by 5%, reversing a prior trend of decreasing residential additions in non-BellSouth alliance areas and providing an early positive indicator of the impacts of the Company's new marketing initiatives and its distinctive e-Secure offering. Annualized Retail gross attrition in the second quarter of 2008 was 12.9% compared to 13.6% in 2007.

Wholesale

The Company's Wholesale business, CMS, contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers. As of June 30, 2008, this unit served approximately 4,600 dealers by monitoring approximately 970,000 homes and businesses on their behalf.

In the second quarter, Wholesale delivered $452,000 of RMR additions, up 25.6%, ending the quarter with nearly $4.0 million RMR, 7.8% higher than one year ago. As a result of strong RMR additions, Wholesale monitoring and service revenue in the second quarter of 2008 increased 5.2% to $11.7 million. Wholesale reported an operating loss of $0.2 million compared to income of $0.8 million in the second quarter of 2007 due to higher selling expenses and increased staffing costs to enhance service levels and to assist in upgrading its monitoring platform, the initial milestone of which was completed at the beginning of July.

Multifamily

The Company's Multifamily reporting unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers. As of June 30, 2008, Multifamily had $2.4 million of RMR arising from approximately 265,000 units in more than 1,600 rental properties.

Multifamily total revenue decreased 6.9% in the second quarter of 2008 compared to 2007, and monitoring and related services revenue declined by 4.8%. RMR decreased 5.1% from $2.5 million versus the year ago period. Principally as a result of lower revenues and increased selling costs, Multifamily operating income declined to $1.2 million in the second quarter of 2008 from $1.6 million one year earlier.

Multifamily's annualized gross attrition rate in the second quarter of 2008 increased to 12.9% from 12.2% in 2007. As of June 30, 2008, Multifamily's backlog of sold but uninstalled units and installed units not yet billed was nearly 7,600 compared to 4,200 one year ago.

Net Debt

The Company's net debt decreased slightly to $484.1 million at June 30, 2008 from $485.0 million at December 31, 2007, as free cash flow was mostly offset by fees and expenses associated with the first quarter refinancing. At current LIBOR, the Company's annualized cash interest expense is approximately $48 million.

See "Non-GAAP Reconciliations" in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern time to review these results. The call may be accessed by dialing (877) 397-0286 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 4759659.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until Aug.15, 2008. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 4759659.

Forward-looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as "we believe," "we anticipate," "we expect" or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals. Such statements may address future events and conditions concerning customer retention, debt levels and debt service capacity. Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition. See our Quarterly Report on Form 10-Q for the period ended June 30, 2008, which is expected to be filed with the SEC on August 11, 2008, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of "America's Most Trustworthy Companies" by Forbes.com. Network Multifamily, Protection One's wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation's largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

The Protection One, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5001

                          PROTECTION ONE, INC.
                            and Subsidiaries
 Condensed Consolidated Statements of Operations and Comprehensive Loss
                              (unaudited)

                                Three Months           Six Months
                               Ended June 30,        Ended June 30,
                            --------------------  --------------------
 (in thousands, except per
  share amounts)               2008       2007       2008       2007
 -------------------------     ----       ----       ----       ----
  Revenue
   Monitoring & related
    services                $  83,003  $  83,689  $ 165,829  $ 145,782
   Installation and other       9,398      9,432     18,149     16,023
                            ---------  ---------  ---------  ---------
    Total revenue              92,401     93,121    183,978    161,805

  Cost of revenue (exclusive
   of amortization and
   depreciation shown
   below):
   Monitoring & related
    services                   27,388     26,213     55,818     44,994
   Installation and other      11,762     10,197     22,972     19,042
                            ---------  ---------  ---------  ---------
    Total cost of revenue
     (exclusive of
      amortization and
      depreciation shown
      below)                   39,150     36,410     78,790     64,036

  Selling expenses             14,056     11,402     27,486     22,519
  General & administrative     19,844     21,460     39,109     37,508
  Merger related costs             --      2,418         --      2,418
  Amortization and
   depreciation                16,601     17,037     33,634     26,558
                            ---------  ---------  ---------  ---------
    Total operating expenses   50,501     52,317    100,229     89,003
                            ---------  ---------  ---------  ---------
    Operating income            2,750      4,394      4,959      8,766

  Other expense (income)
   Interest expense            12,096     13,251     24,658     23,148
   Interest income               (259)    (1,096)      (578)    (1,466)
   Loss on retirement of debt      --         --     12,788         --
   Other                          (23)       (22)       (45)       (45)
                            ---------  ---------  ---------  ---------
    Total other expense        11,814     12,133     36,823     21,637
                            ---------  ---------  ---------  ---------
    Loss before income taxes   (9,064)    (7,739)   (31,864)   (12,871)

  Income tax expense               26        327        304        490
                            ---------  ---------  ---------  ---------
    Net loss                $  (9,090) $  (8,066) $ (32,168) $ (13,361)

  Other comprehensive loss,
   net of tax
   Unrealized gain on cash
    flow hedging instruments    2,057        170      2,124          8
                            ---------  ---------  ---------  ---------
    Comprehensive loss      $  (7,033) $  (7,896) $ (30,044) $ (13,353)
                            =========  =========  =========  =========

  Basic and diluted net loss
   per common share (a)     $   (0.36) $   (0.32) $   (1.27) $   (0.62)

  Weighted average common
   shares outstanding          25,307     25,076     25,307     21,715

 (a) - Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

                       PROTECTION ONE, INC.
                         and Subsidiaries
                 Supplemental Financial Information
                           (unaudited)

                                Three Months          Six Months
                                Ended June 30,       Ended June 30,
                            --------------------  --------------------
 (in thousands)                2008       2007       2008       2007
                               ----       ----       ----       ----
   Segment Information

  Retail
  Revenue
   Monitoring & related
    services                $  63,732  $  64,613  $ 127,250  $ 115,666
   Installation and other       9,139      9,125     17,492     15,643
                            ---------  ---------  ---------  ---------
    Total revenue              72,871     73,738    144,742    131,309

  Cost of revenue (exclusive
   of amortization and
   depreciation shown below):
   Monitoring & related
    services                   18,542     18,849     38,290     34,574
   Installation and other      11,206      9,427     21,771     17,820
                            ---------  ---------  ---------  ---------
    Total cost of revenue
     (exclusive of
     amortization and
     depreciation shown
     below)                    29,748     28,276     60,061     52,394

  Selling expenses             12,792     10,797     25,285     21,382
  General & administrative
   expense                     15,460     16,607     30,424     30,145
  Merger related costs             --      2,418         --      2,418
  Amortization of intangibles
   and depreciation expense    13,081     13,626     26,577     21,391
                             ---------  ---------  ---------  ---------
    Total operating expenses   41,333     43,448     82,286     75,336

    Operating income        $   1,790  $   2,014  $   2,395  $   3,579
    Operating margin              2.5%       2.7%       1.6%       2.8%

  Wholesale
  Revenue
   Monitoring & related
    services                $  11,669  $  11,090  $  23,187  $  14,037
   Other                          144         --        462         --
                            ---------  ---------  ---------  ---------
    Total revenue              11,813     11,090     23,649     14,037

  Cost of revenue (exclusive
   of amortization and
   depreciation shown below):
   Monitoring & related
    services                    6,937      5,337     13,740      6,568

  Selling expenses                786        354      1,334        423
  General & administrative
   expense                      2,354      2,793      4,634      3,438
  Amortization of intangibles
   and depreciation expense     1,985      1,823      3,988      2,000
                            ---------  ---------  ---------  ---------
    Total operating expenses    5,125      4,970      9,956      5,861

    Operating income (loss) $    (249) $     783  $     (47) $   1,608
    Operating margin             -2.1%       7.1%      -0.2%      11.4%

  Multifamily
  Revenue
   Monitoring & related
    services                $   7,602  $   7,986  $  15,392  $  16,079
   Installation and other         115        307        195        380
                            ---------  ---------  ---------  ---------
    Total revenue               7,717      8,293     15,587     16,459

  Cost of revenue (exclusive
   of amortization and
   depreciation shown below):
   Monitoring & related
    services                    1,909      2,027      3,788      3,852
   Installation and other         556        770      1,201      1,222
                            ---------  ---------  ---------  ---------
    Total cost of revenue
     (exclusive of
     amortization and
     depreciation shown
     below)                     2,465      2,797      4,989      5,074

  Selling expenses                478        251        867        714
  General & administrative
   expense                      2,030      2,060      4,051      3,925
  Amortization of intangibles
   and depreciation expense     1,535      1,588      3,069      3,167
                            ---------  ---------  ---------  ---------
    Total operating expenses    4,043      3,899      7,987      7,806

    Operating income        $   1,209  $   1,597  $   2,611  $   3,579
    Operating margin             15.7%      19.3%      16.8%      21.7%

                          PROTECTION ONE, INC.
                            and Subsidiaries
               Supplemental Financial Information (cont.)
                               (unaudited)

                                      Three Months       Six Months
                                     Ended June 30,    Ended June 30,
                                    ----------------  ----------------
 (in thousands)                       2008     2007     2008     2007
                                      ----     ----     ----     ----
   Supplemental Financial
    Information

 FAS 123(R) Expense in G&A
  Retail                            $   348  $   472  $   714  $   743
  Wholesale                              --       --       --       --
  Multifamily                            --       --       --       --
                                    -------  -------  -------  -------
   FAS 123(R) expense in G&A            348      472      714      743

 Amortization of Deferred Costs in
  Excess of Amort. of Deferred Rev
  Retail                            $ 6,771  $ 4,773  $13,324  $10,502
  Wholesale                              --       --       --       --
  Multifamily                           458      425      976      742
                                    -------  -------  -------  -------
   Amort. of deferred costs in
    excess of amort. of deferred
    rev.                              7,229    5,198   14,300   11,244

 Investment in New Accounts and
  Rental Equipment, Net
  Retail                            $ 9,576  $ 8,379  $19,839  $15,372
  Wholesale                              --       --       --       --
  Multifamily                           661      816    1,696    1,456
                                    -------  -------  -------  -------
   Investment in new accounts and
    rental equipment, net            10,237    9,195   21,535   16,828

 Property Additions, Exclusive of
  Rental Equipment
  Retail                            $ 2,121  $ 1,561  $ 3,120  $ 2,528
  Wholesale                             306      228      588      228
  Multifamily                            84        4      118      247
                                    -------  -------  -------  -------
   Property additions, exclusive of
    rental equipment                  2,511    1,793    3,826    3,003

                            PROTECTION ONE, INC.
                              and Subsidiaries
                  Supplemental Financial Information (cont.)
                                 (unaudited)

                                    Three Months         Six Months
                                   Ended June 30,      Ended June 30,
                                 ------------------  ------------------
(in thousands)                      2008     2007      2008      2007
                                    ----     ----      ----      ----
  Supplemental Financial
   Information (Non-GAAP)

 Recurring Monthly Revenue (RMR) $ 26,915  $ 26,845  $ 26,915  $ 26,845
                                 ========  ========  ========  ========

 RMR Rollforward - Retail
  Beginning RMR                  $ 20,469  $ 16,549  $ 20,628  $ 16,429
  RMR additions from direct
   sales                              606       609     1,190     1,132
  Additions from the Merger            --     4,133        --     4,133
  RMR additions from account
   purchases                            2        19         7        19
  RMR losses                         (662)     (702)   (1,362)   (1,151)
  Price increases and other           157        53       109        99
                                 --------  --------  --------  --------
   Ending RMR                    $ 20,572  $ 20,661  $ 20,572  $ 20,661

 RMR Rollforward - Wholesale
  Beginning RMR                  $  3,741  $    961  $  3,615  $    963
  RMR additions from direct
   sales                              452       360       769       421
  Additions from the Merger            --     2,549        --     2,549
  RMR additions from account
   purchases                           --        --        --        --
  RMR losses                         (236)     (191)     (430)     (253)
  Price increases and other             8        --        11        (1)
                                 --------  --------  --------  --------
   Ending RMR                    $  3,965  $  3,679  $  3,965  $  3,679

 RMR Rollforward - Multifamily
  Beginning RMR                  $  2,412  $  2,551  $  2,463  $  2,596
  RMR additions from direct
   sales                               24        19        62        36
  Additions from the Merger            --        --        --        --
  RMR additions from account
   purchases                           --        --        --        --
  RMR losses                          (77)      (77)     (184)     (153)
   Price increases and other           19        12        37        26
                                 --------  --------  --------  --------
    Ending RMR                   $  2,378  $  2,505  $  2,378  $  2,505

 RMR Rollforward - Consolidated
  Beginning RMR                  $ 26,622  $ 20,061  $ 26,706  $ 19,988
  RMR additions from direct
   sales                            1,082       988     2,021     1,589
  Additions from the Merger            --     6,682        --     6,682
  RMR additions from account
   purchases                            2        19         7        19
  RMR losses                         (975)     (970)   (1,976)   (1,557)
  Price increases and other           184        65       157       124
                                 --------  --------  --------  --------
   Ending RMR                    $ 26,915  $ 26,845  $ 26,915  $ 26,845

                                     Annualized
                                    Three Months       Twelve Months
 RMR Attrition                     Ended June 30,      Ended June 30,
                                 ------------------  ------------------
                                   2008      2007      2008      2007
                                   ----      ----      ----      ----

 RMR Attrition - Gross
  Retail                             12.9%     13.6%     13.6%    12.5%
  Wholesale                          24.5%     21.3%     21.9%    20.2%
  Multifamily                        12.9%     12.2%     12.3%    15.2%

 RMR Attrition - Net of
  New Owners
  Retail                             11.0%     11.6%     11.7%    10.4%

                                  June 30,  June 30,
 Monitored Sites                    2008      2007
                                    ----      ----

 Retail Monitored Sites           590,523   617,325

 Wholesale Monitored Sites        969,479   839,692

 Multifamily Monitored Sites      264,699   285,020

                       PROTECTION ONE, INC.
                         and Subsidiaries
                     Non-GAAP Reconciliations
                            (unaudited)

 Recurring Monthly Revenues (RMR)

 RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

 A reconciliation of RMR to Protection One, Inc.'s reported total revenue follows:

                                 Three Months           Six Months
                                Ended June 30,         Ended June 30,
                             --------------------  --------------------
 (in millions)                   2008       2007       2008      2007
                                ----       ----       ----      ----

 RMR at June 30              $  26,915  $  26,845  $  26,915  $  26,845
  Amounts excluded from RMR:
   Amortization of deferred
    revenue                      1,126        893      1,126        893
   Installation and other
    revenue (a)                  2,804      3,413      2,804      3,413
                             ---------  ---------  ---------  ---------
   Revenue (GAAP basis)
    June                     $  30,845  $  31,151  $  30,845  $  31,151
    April - May                 61,556     61,970         --         --
    January - May                   --         --    153,133    130,654
                             ---------  ---------  ---------  ---------
    Total period revenue      $ 92,401   $ 93,121  $ 183,978  $ 161,805

  (a) Revenue that is not pursuant to periodic contractual billings

 The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.
 Management monitors RMR, among other things, to evaluate the Company's ongoing performance.

 Adjusted EBITDA

 A reconciliation of Adjusted EBITDA to Protection One, Inc.'s reported loss before income taxes follows:

                                 Three Months           Six Months
                                Ended June 30,         Ended June 30,
                             --------------------  --------------------
 (in thousands)                 2008       2007       2008       2007
                                ----       ----       ----       ----

 Loss before income taxes    $  (9,064) $  (7,739) $ (31,864) $(12,871)
 Plus:
 Interest expense, net          11,837     12,155     24,080    21,682
 Amortization and
  depreciation expense          16,601     17,037     33,634    26,558
 Amort. of deferred costs
  in excess of amort. of
  deferred revenue               7,229      5,198     14,300    11,244
 Stock based compensation
  expense                          348        472        714       743
 Merger related and other
  costs                            239      2,418        311     2,418
 Loss on retirement of debt         --         --     12,788        --
 Less:
 Other income                      (23)       (22)       (45)       (45)
                             ---------  ---------  ---------  ---------
  Adjusted EBITDA            $  27,167  $  29,519  $  53,918  $  49,729

 Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of
 America, such as loss before income taxes or cash flow from operations.
 Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the
 Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.  The Company's calculation of
 Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  Management believes the presentation of non-GAAP financial measures such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company's operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

 Net Debt reconciled to GAAP measures

                               June 30,  December 31,
 (in thousands)                  2008        2007
                              ---------   ---------

 Senior credit facility,
  maturing March 31, 2012,
  variable                    $ 293,250   $ 294,750
 Senior secured notes,
  maturing November 2011,
  fixed 12.00%, face value      115,345     115,345
 Unsecured term loan,
  maturing March 14, 2013,
  variable                      110,340          --
 Senior subordinated notes,
  maturing January 2009,
  fixed 8.125%, face value                  110,340
 Capital leases                   5,822       5,599
                              ---------   ---------
                              $ 524,757   $ 526,034

 Less cash and cash
  equivalents                   (40,696)    (40,999)
                              ---------   ---------
  Net Debt                    $ 484,061   $ 485,035

 Net Debt is utilized by management as a measure of the Company's financial leverage and the Company believes that investors also may find
 Net Debt to be helpful in evaluating the Company's financial leverage.
 This supplemental non-GAAP information should be viewed in conjunction with the Company's consolidated balance sheets in the Company's report on
 Form 10-Q for the period ended June 30, 2008.  While not included in net debt, the Company also had notes receivable due from its Wholesale dealers of approximately $4.5 million and $5.9 million as of June 30,
 2008 and December 31, 2007, respectively.

CONTACT:  Protection One, Inc.
          Media Contact:
          Robin J. Lampe
            785.856.9350
          Investor Contact:
          Darius G. Nevin
            785.856.9368